Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers Acquires a Property and Sells Another Property

December 10, 2012

For Immediate Release

BETHESDA, MARYLAND – Saul Centers, Inc. (NYSE: BFS) announced the purchase on December 6, 2012, of approximately 53,000 square feet of retail space located on the east side of Rockville Pike (Route 355), near the Twinbrook Metro Station in Montgomery County, Maryland, for $23.0 million, including acquisition costs. The property, which is 91% leased to multiple tenants, is zoned for up to 700,000 square feet of rentable mixed use space. The Company does not anticipate redeveloping the property in the foreseeable future. The acquisition was funded with borrowings under the revolving credit facility.

Also on December 6, 2012, the Company sold for $3.9 million (net of closing costs) the 55,000 square foot Belvedere Gardens shopping center, located in Baltimore, Maryland. The center was 34% leased and there was no debt associated with the property. The Company expects to report a gain on sale of approximately $3.5 million during the fourth quarter of 2012.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 57 operating community and neighborhood shopping center and office/mixed-use properties totaling approximately 9.5 million square feet of leasable area. Over 85% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

More information about Saul Centers is available on the Company’s website at www.saulcenters.com.

CONTACT: Scott V. Schneider (301) 986-6220

www.SaulCenters.com